Exhibit 99.1

For Immediate Release:	For more information contact:
November 17, 2009	Myron D. Hamas, Vice President-Finance
Chromcraft Revington, Inc. Reports Third Quarter and First Nine Months Results
West Lafayette, Indiana, November 17, 2009 — Chromcraft Revington, Inc. (NYSE Amex: CRC) today reported improved third quarter 2009 operating results. The net loss for the current quarter was reduced by over 90% from the same period in 2008 and over 60% as compared to the second quarter of 2009. The Company’s net loss for the current quarter was $979,000 as compared to a net loss of $10,167,000 for the third quarter of 2008 and a net loss of $2,464,000 for the second quarter of 2009. Included in the third quarter 2008 results were restructuring and asset impairment charges totaling $6.6 million.
Operating losses have been reduced for three consecutive quarters in 2009. The net loss for the nine months ended October 3, 2009 was 64% lower at $6.6 million as compared to a net loss of $18.5 million for the same period last year. Results for 2008 include total restructuring and asset impairment charges of $8.6 million.
The Company’s third quarter sales were $16.0 million, which were up 10% from the second quarter of 2009, but down 31% from the third quarter of 2008. For the first nine months of 2009, sales were $47.3 million, a decrease of 38% compared to the prior year period due to the discontinuation of certain high end, low demand products, and the effects of the current economic recession.
For the nine-month period ended October 3, 2009, cash flow provided by operating activities was approximately $2.0 million, which compares to $11.3 million of cash used in the prior year period. Reduced working capital requirements and a reduction in slow moving and unprofitable products have improved the Company’s cash and liquidity position. Inventory reductions provided $6.8 million in cash in the first nine months of 2009. At October 3, 2009, the Company had cash of $3.2 million and no bank borrowings.
Weak consumer confidence and housing activity, and the effects of the economic recession continue to depress demand for furniture. Additionally, sales were lower in 2009 due to the discontinuation of certain low margin products and the globalization of the furniture industry.
The Company also announced the anticipated positive effect of recently-enacted federal law that significantly expands the five-year Net Operating Loss (NOL) carryback opportunity enacted earlier this year as part of the Federal stimulus bill. The new law expands the NOL carryback period from two years to five years for U.S. companies. As a result, the Company expects to receive a significant refund in 2010 of previously paid federal income taxes based on the amount of such taxes paid for the 2003 and 2004 tax years.

Commenting on these results, Ronald H. Butler, Chairman and Chief Executive Officer, said that the restructuring and cost containment actions implemented over the last year have made a significant positive impact on third quarter results and have helped reduce the effects of the economic downturn. He added, “As we look to 2010, we assume the economic environment for consumers will continue to be challenging. We’ll continue the process of repositioning our product line focusing on products with broader appeal from our global sourcing network including our new entity, CR International, and from our customizable casual dining and contract furniture facility in Mississippi. When the furniture market improves, we believe the Company is well positioned to return to profitability.”
Chromcraft Revington™ businesses design residential and commercial furniture marketed throughout North America. The Company wholesales its residential furniture products under Chromcraft™, Cochrane™, and Peters-Revington™, as primary brand names. It sells commercial furniture under the Chromcraft™ brand name. The Company sources furniture from overseas, with domestic contract specialty facilities, and operates one U.S. manufacturing facility for its commercial furniture and motion based casual dining furniture in Mississippi.
This release contains forward-looking statements that are based on current expectations and assumptions. These forward-looking statements can be generally identified as such because they include future tense or dates, or are not historical or current facts, or include words such as “believes,” “may,” “expects,” “anticipates,” or words of similar import. Forward-looking statements are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected, or anticipated as of the date of this release.
Among such risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated are general economic conditions, including the impact of the current global recession; import and domestic competition in the furniture industry; ability of the Company to execute its business strategies, implement its new business model and successfully complete its business transition; ability to grow sales and reduce expenses to eliminate its operating loss; supply disruptions with products manufactured in China and other Asian countries; continued availability under the Company’s bank credit facility; market interest rates; consumer confidence levels; cyclical nature of the furniture industry; consumer and business spending; changes in relationships with customers; customer acceptance of existing and new products; new and existing home sales; financial viability of the Company’s customers and their ability to continue or increase product orders; loss of key management; the actual amount and the receipt by the Company of the refund of previously paid federal income taxes; and other factors that generally affect business; and certain risks as set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2008 and Form 10-Q for the quarter ended October 3, 2009.
The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Condensed Consolidated Statements of Operations (unaudited)
Chromcraft Revington, Inc.
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
	2009	2008	2009	2008
Sales	$16,030	$23,071	$47,281	$76,139
Cost of sales	13,155	26,683	41,649	73,255

Gross margin (expense)	2,875	(3,612)	5,632	2,884
Selling, general and administrative expenses	3,776	6,225	11,994	20,829

Operating loss	(901)	(9,837)	(6,362)	(17,945)
Interest expense	(78)	(128)	(233)	(303)

Loss before income tax expense	(979)	(9,965)	(6,595)	(18,248)
Income tax expense	—	(202)	—	(202)

Net loss	$(979)	$(10,167)	$(6,595)	$(18,450)

Basic and diluted loss per share of common stock	$(.21)	$(2.23)	$(1.43)	$(4.04)
Shares used in computing loss per share	4,633	4,561	4,613	4,568

Condensed Consolidated Balance Sheets (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	October 3,	December 31,
	2009	2008
Assets
Cash and cash equivalents	$3,171	$879
Accounts receivable, less allowance of $700 in 2009 and $825 in 2008	8,408	11,655
Inventories	14,217	21,726
Assets held for sale	—	490
Prepaid expenses and other	1,265	1,000

Current assets	27,061	35,750
Property, plant and equipment, net	8,947	9,549
Other assets	703	688

Total assets	$36,711	$45,987

Liabilities and Stockholders’ Equity
Accounts payable	$3,072	$3,684
Accrued liabilities	4,414	6,410

Current liabilities	7,486	10,094
Deferred compensation	633	795
Other long-term liabilities	1,713	1,667

Total liabilities	9,832	12,556
Stockholders’ equity	26,879	33,431

Total liabilities and stockholders’ equity	$36,711	$45,987

Condensed Consolidated Statements of Cash Flows (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	Nine Months Ended
	October 3,	September 27,
	2009	2008
Operating Activities
Net loss	$(6,595)	$(18,450)
Adjustments to reconcile net loss to cash provided by (used in) operating activities
Depreciation and amortization expense	775	1,175
Deferred income taxes	—	202
Non-cash share based and ESOP compensation expense	73	249
Provision for doubtful accounts	316	641
Non-cash inventory write-downs	698	4,880
Non-cash asset impairment charges	3	4,610
Changes in operating assets and liabilities
Accounts receivable	2,931	(1,330)
Inventories	6,811	(4,484)
Prepaid expenses and other	(265)	922
Accounts payable and accrued liabilities	(2,638)	480
Long-term liabilities and assets	(131)	(150)

Cash provided by (used in) operating activities	1,978	(11,255)

Investing Activities
Capital expenditures	(173)	(1,290)
Proceeds on disposal of assets	487	1,120

Cash provided by (used in) investing activities	314	(170)

Financing Activities
Net borrowing under a bank revolving credit line	—	2,818
Stock repurchase from related party	—	(156)
Purchase of common stock by ESOP trust	—	(22)

Cash provided by financing activities	—	2,640

Change in cash and cash equivalents	2,292	(8,785)

Cash and cash equivalents at beginning of the period	879	8,785

Cash and cash equivalents at end of the period	$3,171	$—